PENSION PROMISE AGREEMENT

This agreement is entered into as of August 2, 2010 by and between Twin Disc International S.A., a limited liability company duly organized and existing under the laws of Belgium, with its registered office at 54 Chaussée de Namur, 1400 Nivelles, Belgium (Enterprise number 0400 358 293 – RMP Nivelles) (the “Company”) and Mr. Henri Claude FABRY, a Belgian citizen, residing at Avenue du Parc 88, 4053 Embourg, Belgium (the “Beneficiary”).

SUBJECT

The purpose of this agreement is to grant a complementary pension capital to the Beneficiary, as a reward for the services he has and will perform for the Company in the capacity of a member of the Management Committee and as a Director.

The Company will only pay out the complementary pension capital when the conditions below are fulfilled.

AGREEMENT

Article 1.

1.1
In case of life of the Beneficiary at the age of 65 and when resigning from all his functions in the Company to go on retirement, the Company will pay the Beneficiary a complementary pension as a one-time capital of €10,000.

1.2
If the Beneficiary, in accordance with the legal provisions, resigns his functions in the Company prior to the age of 65 and goes on early retirement, the complementary pension capital provided in article 1.1 of the present agreement will be decreased on an actuarial basis.

1.3
If the Beneficiary continues his activities within the Company after the age of 65, an annual interest credit of 3.75% will be applied to the complementary pension capital provided in article 1.1 of the present agreement, on the anniversary of the Beneficiary’s birth each year until the Beneficiary reaches the age of 70. No additional interest will accrue beyond the Beneficiary’s age of 70.

1.4	The complementary pension capital will be paid within 30 days after the date of the Beneficiary’s resignation.

Article 2.

2.1
In case of decease of the Beneficiary prior to the disposal of the complementary pension capital provided in article 1, a capital of €10,000 will be paid to his surviving partner, or by lack thereof to his legal heirs.

2.2	The capital mentioned in article 2.1 of the present agreement is only due if the Beneficiary was still a member of the Management Committee and/or a Director of the Company at the moment of decease.

Article 3.

All entitlements provided in the present agreement will only arise if the functions of the Beneficiary are not terminated by the Company due to a serious breach by the Beneficiary of the rules stated in the rules of association and/or in the Belgian Company Code.

Article 4.

All payments mentioned in this agreement will be decreased with the legally obligatory social and fiscal deductions at the time of payout.

Drafted in two originals on August 2, 2010.  Both parties confirm to have received one signed copy.

The Company:                                                                       The Beneficiary:

Twin Disc International S.A.                                                                Henri-Claude Fabry

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